Philip M. Hanley
                                          Chief Financial Officer
                                          American General Finance, Inc.
                                          812-468-5420


                     AMERICAN GENERAL FINANCE CORPORATION
                            REPORTS RECORD EARNINGS
                            ON STRONG ASSET GROWTH


HIGHLIGHTS

      -     Record net income of $243 million; up 20% over 1993

      -     19% growth in assets

      -     Return on assets of 3.0%; return on equity of 19.5%

EVANSVILLE, IN, JANUARY 31, 1995.--American General Finance Corporation established a new high for net income during 1994, propelled by 19% asset growth. Net income of $243 million represents a 20% increase over the $202 million earned during 1993, before one-time accounting changes of $12.6 million. 1994 return on assets reached 3.0% and return on equity was 19.5%, compared with 2.8% and 17.3%, respectively, for 1993 before the one-time accounting changes. Record fourth quarter net income was $71 million, up 39% over the $51 million earned during the final quarter of 1993.

The outstanding performance was driven by strong asset growth, which increased $1.4 billion from the end of 1993. Gains were achieved across all receivables categories, with exceptional growth in retail-based and traditional consumer loans. The greater proportion of these higher margin assets continued to have an overall positive impact on performance. Higher yields, offset partially by rising borrowing costs, resulted in a continued favorable net lending spread, which was 10.8% for the full year of 1994, versus 10.1% for 1993. Delinquent receivables were 2.9% at December 31, 1994, compared to 2.5% at December 31, 1993. Net charge offs were 2.2% for 1994, versus 2.0% for 1993.

Daniel Leitch III, Chairman and Chief Executive Officer, in commenting on the significant achievements said, "The strategy of increasing our market presence through focused business development efforts in each of our lending areas has provided notable improvements in our earnings and profitability. We will continue to develop and employ this strategy in the future."
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FINANCIAL HIGHLIGHTS:
(Dollars in Millions)

For the Year Ended December 31,            1994         1993

Total Revenues                            $1,388      $1,213

Income Before Accounting Changes          $243.3      $202.2

Net Income                                $243.3      $189.6

Finance Charge Yield                       17.4%       16.8%

Net Charge Offs                            2.20%       2.01%

Return on Assets*                           3.0%        2.8%

Return on Equity*                          19.5%       17.3%

* 1993 is before one-time accounting changes of $12.6 million.


For the Quarter Ended December 31,         1994         1993

Total Revenues                              $382        $307

Net Income                                 $70.7       $50.7

At:                                       12/31/94  12/31/93

Total Assets                              $8,919      $7,505

Net Receivables**                         $7,907      $5,872

Delinquency                                 2.9%        2.5%

** The $2.0 billion increase in net receivables includes $1.3 billion of revolving retail and bank card receivables exchanged with the direct parent, American General Finance, Inc., on December 31, 1994. These receivables replaced an intercompany note that previously financed the receivables.

American General Finance Corporation and its subsidiaries are engaged in the consumer finance and related credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $8.9 billion and operates over 1,300 offices in 40 states, Puerto Rico, and the U.S. Virgin Islands.
Products and services are provided to over 3 million low-to-middle income American families. The company offers direct consumer and home equity loans; indirect retail sales financing; credit cards; and credit and non-credit related insurance.
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